SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement is made as of May 20, 2026 between ALPS Advisors, Inc., a corporation incorporated in the State of Colorado (the “Sub-Adviser”) and Wasatch Advisors LP, a limited partnership organized in the State of Delaware (the “Investment Adviser”).

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Investment Adviser has entered into an Advisory and Service Contract dated May 20, 2026 (the “Investment Advisory Agreement”) with Wasatch Funds Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Massachusetts business trust pursuant to which the Investment Adviser acts as adviser to series of the Trust, including the Funds (as defined below);

WHEREAS, the Investment Advisory Agreement contemplates that the Investment Adviser may, subject to the approval of the Board of Trustees of the Trust (the “Board”) retain one or more sub-advisers at its own cost and expense to perform or assist it with some or all of the services for which the Investment Adviser is responsible under such agreement;

WHEREAS, the Investment Adviser wishes to engage the Sub-Adviser to perform certain services relating to the management of the investment operations of certain series of the Trust listed on Schedule A hereto, as may be amended from time to time (each such series being referred to as a “Fund” and collectively, the “Funds”), and Sub-Adviser is willing to render such investment sub-advisory services to each Fund;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

The Investment Adviser hereby appoints the Sub-Adviser to act as an investment sub-adviser for each Fund, subject to the supervision and oversight of the Investment Adviser and the Board for the period and in accordance with the terms and conditions of this Agreement.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein specified in Schedule B.

The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by Investment Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of a Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of the Sub-Adviser. The custodian will be responsible for the custody, receipt and delivery of securities and other assets of each Fund, and the Sub-Adviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of a Fund. Investment Adviser shall be responsible for all custodial arrangements, including the payment of all fees and charges to the custodian.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE FUND(S)

A.  As sub-adviser to each Fund, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Fund, in accordance with the terms of this Agreement and subject to the direction and supervision of the Investment Adviser and Board. Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide the Sub-Adviser with current copies of the Fund’s Prospectus and Statement of Additional Information (“SAI”) contained in the Trust’s Registration Statement on Form N-1A (the “Prospectus and SAI”), as currently in effect and as amended or supplemented from time to time. The Investment Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to the Fund’s Prospectus and SAI.

B.  If directed by the Investment Adviser, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with or through such brokers, dealers or banks as the Sub-Adviser may select and, subject to Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), review by the Investment Adviser and Board and other applicable law, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged. The Sub-Adviser will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness to the Sub-Adviser. The Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in the Fund with similar orders being made simultaneously for other portfolios managed by the Sub-Adviser if, in the Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund in accordance with the Sub-Adviser’s policies and procedures. A copy of these policies and procedures has been provided to the Investment Adviser and any amendments thereto will be promptly provided to the Investment Adviser. Sub-Adviser will not arrange purchases or sales of securities for the Fund with any broker or dealer affiliated with the Sub-Adviser. In addition, the Sub-Adviser will not arrange purchases or sales of securities or other assets between any Fund and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including if applicable Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (c) the Board of Trustees of the Trust has approved these types of transactions.

C.  The Investment Adviser understands and agrees that the Sub-Adviser performs investment management services for various clients and may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken by the Sub-Adviser for the Fund. The Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it may affect transactions with respect to securities for its own account or for the accounts of others which it manages which are identical or similar to securities to which it may, if directed by the Investment Adviser, effect transactions for the Fund at the same or similar times.

D.  The Sub-Adviser will provide the Investment Adviser with copies of the Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act. Only to the extent that the Fund(s) are required by the 1940 Act to adopt any such policy or procedure, the Investment Adviser will submit such policy or procedure to the Board to consider for adoption or ratification by each of the Fund(s), with such modifications or additions thereto as the Board or the Investment Adviser may recommend subject to the concurrence of the Sub-Adviser. For avoidance of doubt, nothing contained herein shall be deemed to require the Trust to take any action contrary to its governing documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

E.  The Investment Adviser and the Sub-Adviser will maintain and preserve all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder. The records relating to the services provided under this Agreement shall be the property of the Fund. The Fund, the Sub-Adviser or the Investment Adviser shall have the right to copies of such records if required under applicable law.

F.  If directed by the Investment Adviser and subject to the approval of the Board, the Sub-Adviser will exercise all investment rights of security holders with respect to securities held by each Fund, including, but not limited to, voting proxies in accordance with the Sub-Adviser’s then-current proxy voting policies. Notwithstanding anything else to the contrary in this Agreement, the Sub-Adviser will not compile or file claims or take any related actions on behalf of the Fund or Investment Adviser in any class action, bankruptcy or other legal proceeding related to the securities currently or previously held in the Fund, unless otherwise agreed to in writing by the Investment Adviser and the Fund. However, the Sub-Adviser shall provide factual information in its possession as the Fund or the Investment Adviser may reasonably request.

G.  The Sub-Adviser will make available and provide information concerning the Sub-Adviser required by the respective Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws, and such other information as the Fund or the Investment Adviser may reasonably request for use in the preparation of such documents, or of other materials necessary or helpful for the distribution of the Fund’s shares, subject to the express use of name approval rights of the Sub-Adviser pursuant to Section 14 of this Agreement. Subject to paragraph 5 of this Agreement, the Fund, the Trust, the Investment Adviser or the Fund’s principal underwriter shall be solely responsible for the compliance of promotional materials with applicable laws and rules, including those of any applicable self-regulatory organization, subject to Section 14 of this Agreement.

H.  In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Fund’s Prospectus and SAI and with the instructions and directions of the Investment Adviser and Board and will conform and comply with the applicable requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, as each is amended from time to time.

I.  The Sub-Adviser at its own expense will make available to the Investment Adviser and Board at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Investment Adviser and the Sub-Adviser, by telephone or videoconference, in order to review the investment policies, performance and other investment related information regarding a Fund and to consult with the Board and Investment Adviser regarding each Fund’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Investment Adviser and Board relating to the investment and trading strategies it employs. The Sub-Adviser and its personnel shall also cooperate fully with the reasonable requests of counsel and auditors for, and the Chief Compliance Officers of, the Investment Adviser and Trust, and the Board.

J.  The Sub-Adviser will review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. The Investment Adviser or the Fund will provide such documents to the Sub-Adviser in a reasonable timeframe prior to the due date. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Investment Adviser will provide on a timely basis such certifications or sub-certifications as the Investment Adviser or the Fund may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer.

K.  Neither Sub-Adviser nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund(s), (ii) advice on, or management of, any assets for the Fund(s) other than the assets for which Adviser has delegated investment discretion to Sub-Adviser, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Fund(s) with any government or agency, (v) administration of the plans and trusts investing in the Fund(s), or (vi) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code, relating to percentage limitations applicable to the Fund’s assets that would require knowledge of the Fund’s holdings other than the assets subject to this Agreement.

4.	COMPENSATION OF SUB-ADVISER

The Investment Adviser will pay the Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Schedule B. The Investment Adviser and the Sub-Adviser agree that all fees shall become due and owing to the Sub-Adviser promptly after the termination date of the Sub-Adviser with respect to any Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date. In addition, the

Investment Adviser shall be responsible for extraordinary expenses incurred by the Sub-Adviser in connection with the performance of its duties hereunder, including, without limitation, expenses incurred with respect to proxy voting execution if directed to engage in such voting by the Investment Adviser under paragraph f of Section 3 hereof, advice and reporting, provided that, any specific expenses or related out-of-expenses that exceed $1,000 must be pre-approved by the Investment Adviser.

5.	LIABILITY AND INDEMNIFICATION

A.  Except as may otherwise be provided by the 1940 Act or any other federal securities law, in the absence of Sub-Adviser’s willful misconduct, bad faith, fraud, gross negligence or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor any of its officers, affiliates, employees or consultants (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by the Investment Adviser or the Fund as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to each Fund.

B.  Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall indemnify and hold harmless the Investment Adviser, the Trust and the Fund, and their officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, the “Fund Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Fund Indemnitees may become subject at common law or otherwise, due to the Sub-Adviser’s willful misconduct, bad faith, fraud, reckless disregard, or gross negligence; provided however, the Sub-Adviser shall not indemnify or hold harmless the Fund Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Investment Adviser of a representation or warranty made herein, or (ii) any willful misconduct, bad faith, fraud, reckless disregard or gross negligence of the Investment Adviser in the performance of any of its duties or obligations hereunder.

C.  Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Adviser shall indemnify and hold harmless the Sub-Adviser and its managers, officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, the “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject at common law or otherwise, due to the Investment Adviser’s willful misconduct, bad faith, fraud, reckless disregard, or gross negligence; provided however, the Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Sub-Adviser of a representation or warranty made herein, or (ii) any willful misconduct, bad faith, fraud, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder.

D.  Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Investment Adviser or the Fund resulting from any event to the extent outside of the reasonable control of the Sub-Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Fund’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event. The Sub-Adviser shall use commercially reasonable efforts to minimize the effects on the services of any such event.

E.  No Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by or contracted for under this Agreement.

6.	REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents, warrants and agrees that:

A.  The Investment Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

B.  The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Sub-Adviser with a copy of such code of ethics.

C.  The Investment Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

D.  The Investment Adviser acknowledges receipt of the Sub-Adviser’s Form ADV at least 48 hours prior to entering into this Agreement, to the extent required by Rule 204-3 under the Advisers Act.

E.  The Investment Adviser shall provide (or cause the Fund’s custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of assets in the portion of each Fund managed by the Sub-Adviser, cash requirements and cash available for investment in such portion of each such Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its duties hereunder.

7.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A.  The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.  The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Trust with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Investment Adviser and the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Adviser or the Trust, the Sub-Adviser shall provide reasonable periodic certifications regarding compliance with its code of ethics, and annually will provide copies of internal or external assessments that include descriptions of testing of, and the Sub-Adviser’s compliance with, its code of ethics, including the Sub-Adviser’s chief compliance officer’s annual report required by the Advisers Act.

C.  Upon written request, the Sub-Adviser shall provide a certification to the Trust’s and Investment Adviser’s Chief Compliance Officers to the effect that the Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act.

D.  The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

E.  The Sub-Adviser acknowledges that the Investment Adviser and the Trust may rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Adviser agrees not to consult with (i) other sub-advisers to a Fund, if any, (ii) other sub-advisers to any other Fund of the Trust, or (iii) other sub-advisers to an investment company under common control with any Fund, concerning transactions for a Fund in securities or other assets.

F.  This Agreement is a valid and binding Agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

8.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Investment Adviser, the Fund(s) and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act. In particular, the Sub-Adviser may engage investment personnel associated with its control affiliates to assist it with providing its services under this Agreement, provided that the Sub-Adviser will remain liable to the Investment Adviser at all times for the performance of its obligations under the Agreement, will remain responsible for the acts and omissions of such control affiliates and will provide prior written notice of use of any investment personnel. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Investment Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.	TERMINATION OF AGREEMENT

This Agreement shall become effective with respect to a Fund on the date set forth in Schedule A for such Fund, provided it has been approved in the manner required by the 1940 Act (after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulation upon which the Fund may rely). This Agreement shall remain in force for an initial term of two (2) years from the date of its effectiveness with respect to such Fund unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only so long as such continuance is specifically approved for the respective Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder (after taking into effect any exemptive order, no-action assurances, or other relief, rule or regulation upon which the respective Fund may rely). This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by a vote of the majority of the Trustees, by the vote of a majority of the outstanding voting securities of such Fund, or the Investment Adviser on sixty (60) days’ prior written notice to the Sub-Adviser, and the Investment

Adviser as appropriate. In addition, this Agreement may be terminated with respect to any Fund by the Sub-Adviser upon sixty (60) days written notice to the Investment Adviser. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) as set forth in Section 12 below. This Agreement also will automatically terminate, without the payment of any penalty for a Fund in the event the Investment Advisory Agreement between the Investment Adviser and the Trust on behalf of such Fund, is terminated, assigned or not renewed. For purposes of clarity, termination of this Agreement by one Fund will not terminate this Agreement for other Funds.

11.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to any Fund only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Fund (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees who are not interested persons cast in person at a meeting called for the purpose of voting on such approval (or in another manner permitted by the 1940 Act, rules or regulations thereunder or pursuant to exemptive relief, no-action assurances or other relief upon which the Fund may rely). The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust. Additional Funds may be added to Schedule A by written agreement of the Investment Adviser and the Sub-Adviser as provided in Section 10.

12.	ASSIGNMENT

The Sub-Adviser shall not assign this Agreement. Any assignment (as that term is defined in the 1940 Act) of the Agreement shall result in the automatic termination of this Agreement, as provided in Section 10 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

13.	USE OF NAME OR INTELLECTUAL PROPERTY

In connection with the promotion and provision of information about each Fund or the Trust, Sub-Adviser shall provide to the Investment Adviser upon reasonable request information relating to Sub-Adviser and its services to each Fund for inclusion in any promotional or disclosure materials. The Investment Adviser, the Trust and the Fund will not use the Sub-Adviser’s name or make any statements relating to the Sub-Adviser or its affiliates in any such promotional or disclosure materials until the Sub-Adviser has reviewed and approved the materials prior to their first use, which approval will not be unreasonably withheld or delayed. The Investment Adviser, the Trust and the Fund may not use the logo of Sub-Adviser or any affiliate in any promotional materials without the prior approval of Sub-Adviser, which Sub-Adviser may grant or withhold in its sole discretion. Any goodwill associated with the use of the Sub-Adviser’s name or trademarks by the Investment Adviser, the Trust or the Fund shall inure to the benefit of the Sub-Adviser.

Unless otherwise agreed in writing by the parties, each party shall own all Intellectual Property (as that term is defined below) that it, individually and not together with the other party, makes, invents, develops, creates, conceives or reduces to practice after the effective date of this Agreement and as a result of work conducted pursuant to this Agreement (“Developed Intellectual Property”). Except as otherwise expressly provided in this Agreement, under no circumstances shall a party, as a result of this Agreement, obtain any ownership interest or other right, title, or interest in or to any Intellectual Property or Confidential Information (as that term is defined below) of the other party (including, without limitation, any Developed Intellectual Property), whether by implication, estoppel, or otherwise. For purposes of this Agreement, “Intellectual Property” means any and all trade secrets, trademarks and service marks (together with all goodwill connected with the use of and symbolized by any of the forgoing), domain names, original works of authorship and related copyrights, patentable and unpatentable inventions, any other intangible property in which any person or entity holds proprietary rights, title, interests or protections, however arising, including all applications, registrations, renewals, issues, reissues, extensions, divisions and continuations in connection with any of the foregoing.

14.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

15.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

If to the Sub-Adviser (to each of):

ALPS Advisors, Inc.

c/o SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention: Chief Operating Officer

 General Counsel

E-mail: notices@sscinc.com

If to the Investment Adviser:

Wasatch Advisors LP

505 Wakara Way, 3rd Floor

Salt Lake City, Utah 84108

Attn: General Counsel

Email: compliance@wasatchglobal.com

17.	SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 16, 19, 20 and 21 shall survive the termination of this Agreement.

18.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions of that state, or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

19.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.	CONFIDENTIALITY

Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors, counsel and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

21.	COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

ALPS Advisors, Inc.	Wasatch Advisors LP d/b/a
Wasatch Global Investors

By: /s/ Laton Spahr	By: /s/ Mike Yeates
Name: Laton Spahr	Name: Mike Yeates
Title: President	Title: CEO

Schedule A

Funds

Fund Name	Effective Date
Wasatch Small/Mid Cap ETF	May 20, 2026

Schedule B

Fees

Sub-Advisory Fees

The sub-advisory fee payable for any month is calculated for each tier based on the average daily balance of assets under management (“AUM”) for the Fund during the immediately preceding month multiplied by the appropriate basis point figure, subject to a minimum fee, as follows:

Description	Fees
Minimum fee	$35,000 per Fund per year
Asset based fee
First $250 million of Fund’s AUM	3 basis points
Next $250 million of Fund’s AUM	2 basis points
Fund AUM above $500 million	1 basis points

Payment

Payment shall be made to the Sub-Adviser by wire transfer or at the address on the fee statement or invoice or at such other address as the Sub-Adviser may specify. Unless otherwise stated, fees are billed monthly in advance and are due and payable in advance on the first day of each calendar month. Bills for expenses are due and payable upon receipt of the Sub-Adviser’s invoice. Payment for fees and expenses may be made automatically by auto-debit to the account designated by the Adviser upon the Fund’s approval of the applicable invoice.

All amounts payable to the Sub-Adviser hereunder are payable in United States dollars.

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